Exhibit 99.2

INDEPENDENT AUDITOR’S REPORT

To the Members of the Legislative Assembly of Nova Scotia:

Report on the Consolidated Financial Statements

I have audited the accompanying consolidated financial statements of the Province of Nova Scotia, which comprise the consolidated statement of financial position as at March 31, 2013, and the consolidated statements of operations and accumulated deficits, change in net debt and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibilities for the Consolidated Financial Statements

Management is responsible for the preparation and fair representation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles for the public sector and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these consolidated financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards required that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

Opinion

In my opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province of Nova Scotia as at March 31, 2013, and its consolidated financial performance and cash flows for the year then ended in accordance with Canadian generally accepted accounting principles for the public sector.

Jacques R. Lapointe, CA
Auditor General

July 25, 2013
Halifax, Nova Scotia

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Statement 1

Province of Nova Scotia

Consolidated Statement of Financial Position

As at March 31, 2013

($ thousands)

	2013	2012
		(as restated)
Financial Assets
Cash and Short-Term Investments (Note 3)	774,202	757,086
Accounts Receivable	768,199	894,796
Inventories for Resale	11,703	8,970
Loans Receivable (Schedule 3)	2,023,912	1,993,626
Investments (Note 3 & Schedule 3)	148,047	152,813
Investment in Government Business Enterprises (Schedule 6)	112,157	101,448
Assets Held for Sale (Note 4)	30,566	—

	3,868,786	3,908,739

Liabilities
Bank Advances and Short-Term Borrowings	550,440	405,215
Accounts Payable and Accrued Liabilities	1,717,548	1,673,587
Deferred Revenue (Note 5)	245,339	278,867
Accrued Interest	221,550	216,591
Unmatured Debt (Schedule 4)	12,869,245	12,665,417
Unamortized Foreign Exchange Translation Gains and Losses, Premiums and Discounts	178,000	222,933
Federal Equalization Repayable Loan (Note 6)	36,097	48,129
Pension, Retirement and Other Obligations (Note 7)	2,004,336	1,780,946

	17,822,555	17,291,685

Net Debt	(13,953,769)	(13,382,946)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	5,400,182	5,122,215
Inventories of Supplies	52,481	57,039
Prepaid Expenses	19,436	24,513

	5,472,099	5,203,767

Accumulated Deficits	(8,481,670)	(8,179,179)

Accounting Changes (Note 2)
Contingencies and Contractual Obligations (Note 12)
Trust Funds under Administration (Note 14)
Subsequent Events (Note 17)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Statement 2

Province of Nova Scotia

Consolidated Statement of Operations and Accumulated Deficits

For the fiscal year ended March 31, 2013

($ thousands)

	Adjusted Estimate 2013	Actual 2013	Actual 2012
			(as restated)
Revenue (Schedule 1)
Provincial Sources
Tax Revenue	4,859,390	4,901,794	4,652,058
Other Provincial Revenue	1,223,994	1,390,634	1,364,103
Net Income from Government Business Enterprises (Schedule 6)	350,993	352,097	369,370
Investment Income	188,719	194,575	195,464

	6,623,096	6,839,100	6,580,995
Federal Sources	3,325,170	3,262,765	3,179,294

Total Revenue	9,948,266	10,101,865	9,760,289

Expenses (Schedule 2)
Agriculture	68,791	67,141	69,234
Communities, Culture and Heritage	60,580	59,363	55,649
Community Services	1,012,650	1,029,692	1,047,543
Economic and Rural Development and Tourism	234,503	212,132	159,066
Education	1,376,553	1,429,756	1,468,528
Energy	31,134	30,393	31,770
Environment	76,076	72,569	75,760
Finance	83,638	88,808	78,786
Fisheries and Aquaculture	8,799	8,474	8,284
Health and Wellness	3,962,372	4,122,825	3,976,425
Justice	312,712	312,981	297,287
Labour and Advanced Education	395,345	388,901	392,210
Assistance to Universities	347,619	380,847	387,215
Natural Resources	97,998	100,995	102,569
Public Service	143,785	136,824	138,032
Seniors	1,871	1,748	1,866
Service Nova Scotia and Municipal Relations	276,896	270,102	260,366
Transportation and Infrastructure Renewal	423,042	417,747	412,204
Restructuring Costs	164,207	80,063	36,935
Restructuring of Nova Scotia Agricultural College (Note 8)	34,517	36,996	—
Pension Valuation Adjustment	71,485	107,370	40,041
Tax Credits and Rebates	73,500	127,145	116,510
Debt Servicing Costs (Note 9)	901,393	921,484	862,998

Total Expenses (Note 10)	10,159,466	10,404,356	10,019,278

Provincial Deficit	(211,200)	(302,491)	(258,989)

Accumulated Deficits, Beginning of Year
As Previously Reported		(8,039,727)	(7,791,257)
Accounting Changes (Note 2)		(139,452)	(128,933)

As Restated		(8,179,179)	(7,920,190)

Accumulated Deficits, End of Year		(8,481,670)	(8,179,179)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Statement 3

Province of Nova Scotia

Consolidated Statement of Changes in Net Debt

For the fiscal year ended March 31, 2013

($ thousands)

	Adjusted Estimate 2013	Actual 2013	Actual 2012
			(as restated)
Net Debt, Beginning of Year
As Previously Reported	(13,382,946)	(13,243,494)	(12,758,315)
Accounting Changes (Note 2)	—	(139,452)	(128,933)

As Restated	(13,382,946)	(13,382,946)	(12,887,248)

Changes in the Year *
Provincial Deficit	(211,200)	(302,491)	(258,989)
Acquisitions and Transfers of Tangible Capital Assets	(523,689)	(690,862)	(609,649)
Amortization of Tangible Capital Assets	287,951	382,898	362,442
Disposals of Tangible Capital Assets	—	29,997	1,916
Decrease (Increase) in Inventories of Supplies	—	4,558	(307)
Decrease in Prepaid Expenses	—	5,077	8,889

Total Changes in the Year	(446,938)	(570,823)	(495,698)

Net Debt, End of Year	(13,829,884)	(13,953,769)	(13,382,946)

*	Except for the Provincial Deficit figure, the adjusted estimates for items under Changes in the Year reflect the activity of the General Revenue Fund only

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Statement 4

Province of Nova Scotia

Consolidated Statement of Cash Flow

For the fiscal year ended March 31, 2013

($ thousands)

	2013	2012
		(as restated)
Cash Inflows (Outflows) from the following activities:

Operating
Provincial Deficit	(302,491)	(258,989)
Sinking Fund and Public Debt Management Fund Earnings	(111,146)	(106,768)
Amortization of Premiums and Discounts on Unmatured Debt	(8,321)	(11,510)
Amortization of Tangible Capital Assets	382,898	362,442
Net Income from Government Business Enterprises	(352,097)	(369,370)
Profit Distributions from Government Business Enterprises	341,388	358,251
Loss on Disposal of Tangible Capital Assets	14,523	(333)
Net Change in Other Items (Note 11)	486,940	(65,921)

	451,694	(92,198)

Investing
Repayment of Loans	390,970	270,742
Advances and Investing	(458,931)	(423,861)
Write-offs	42,441	31,430

	(25,520)	(121,689)

Capital
Acquisition of Tangible Capital Assets	(690,862)	(609,649)
Proceeds from Disposal of Tangible Capital Assets	15,474	2,249

	(675,388)	(607,400)

Financing
Debentures Issued	1,359,519	2,091,089
Repayment of Federal Equalization Repayable Loan	(12,032)	(12,032)
Foreign Exchange Amortization	(37,392)	(27,594)
Sinking Fund (Installments) Withdrawals	(44,075)	(37,617)
Repayment of Debentures and Other Long-Term Obligations	(999,690)	(1,616,567)

	266,330	397,279

Cash Inflows (Outflows)	17,116	(424,008)
Cash Position, Beginning of Year	757,086	1,181,094

Cash Position, End of Year	774,202	757,086

Cash Position Represented by:
Cash and Short-Term Investments	774,202	757,086

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

1.	Financial Reporting and Accounting Policies

These financial statements are prepared in accordance with Canadian generally accepted accounting principles (GAAP) for the public sector that for purposes of the Province’s financial statements are represented by the Public Sector Accounting Standards (PSAS) of the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by other CICA and International Federation of Accountants accounting standards.

The consolidated financial statements are prepared using the following significant accounting policies:

(a)	Government Reporting Entity

The government reporting entity (GRE) is comprised of the General Revenue Fund, other governmental units (GUs), government business enterprises (GBEs), and the Province’s proportionate share of government partnership arrangements (GPAs). GUs and GBEs represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trusts administered by the Province are excluded from the GRE and are disclosed in Note 14 for information purposes only.

(b)	Principles of Consolidation

A GBE is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. GBEs are accounted for on the modified equity basis. Their accounting principles are not adjusted to conform with those of the Province. The total net assets of all GBEs are included under Investment in GBEs on the Consolidated Statement of Financial Position. The total net income from all GBEs is reported as a separate item on the Consolidated Statement of Operations and Accumulated Deficits.

A GPA is a contractual arrangement between the government and a party or parties outside the GRE. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. Where significant, the government’s interest in partnerships is accounted for using the proportionate consolidation method.

A GU is a government organization that is not a GBE or a GPA. GUs include government departments, public service units, funds, agencies, boards, commissions, service organizations, and government not-for-profit organizations. The accounts of GUs are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1(d). Significant inter-organization accounts and transactions are eliminated.

A complete listing of the organizations within the GRE is provided in Schedule 10.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

1.	Financial Reporting and Accounting Policies (continued)

(c)	Presentation of Estimates

Each year, the Province prepares an annual budget, referred to as the Estimates, which represents the financial plan of the Province presented by the government to the House of Assembly for the fiscal year commencing April 1. The Estimates, forming the basis of the Appropriations Act, are prepared primarily for the management and oversight of the General Revenue Fund based upon the policies, programs, and priorities of the government. Impacts of consolidation are summarized in the Estimates and included on a net basis as Consolidation and Accounting Adjustments.

For comparison with these consolidated financial statements, the Estimates were adjusted on a line-by-line basis to gross up the associated revenues and expenses of the consolidated entities.

(d)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis. The main components of revenue are various taxes, legislated levies, program recoveries, user fees, and investment income. Revenues from Personal and Corporate Income Taxes, as well as Harmonized Sales Tax, are accrued in the year earned based upon estimates using statistical models. Tax revenues are recorded at the amount estimated, after considering certain adjustments for non-refundable tax credits and other adjustments from the federal government. Refundable tax credits are not recognized as a reduction of tax revenues.

Government transfers are recognized as revenue in the period during which the transfer is authorized and all eligibility criteria are met, except when and to the extent that the transfer stipulations give rise to an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as deferred revenue and are recognized as revenue when the funds are used as intended.

Expenses

Expenses are recorded on the accrual basis and are reported in more detail in Note 10, Expenses by Object. Grants and other government transfers are recognized as expenses in the period at the earlier of 1) the transfer being authorized and all eligibility criteria are met by the recipients and 2) time of the payment.

Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans, and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Financial Assets

Cash and Short-Term Investments are recorded at cost, which approximate market value. Investments are R-1 (low, mid, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits, and commercial paper. Terms of investments are generally 1 to 90 days. The average interest rate was 1.03 per cent at year-end.

Accounts Receivable and Advances are recorded at the principal amount less valuation allowances.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

1.	Financial Reporting and Accounting Policies (continued)

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the loan. Any loan write-offs must be approved by the Governor-in-Council. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules.

Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the investment. Any write-down of an investment to reflect a loss in value is not reversed if there is a subsequent increase in value.

Liabilities

Bank Advances and Short-Term Borrowings have initial maturities of one year or less and are recorded at cost, which approximates market value. At year-end, short-term Canadian dollar borrowings had a weighted average interest rate of 1.00 per cent.

Unmatured Debt consists of debentures and various loans in Canadian and foreign currencies and capital leases. Debt is recorded at par, net of sinking funds (including public debt management funds).

Hedge accounting is used when financial instruments form a hedging relationship, the relationship is highly effective, and it is considered to be consistent with the Province’s financial risk management goals. To have reasonable assurance of the effectiveness of a hedging relationship, the Province must expect the relationship to be effective in achieving offsetting changes in the fair value or cash flows of the hedged item and the hedging item. Effectiveness requires a high correlation of changes in fair values or cash flows. To ensure hedge effectiveness, the Province employs non-speculative derivatives that match the critical terms of the underlying hedged item.

Hedging relationships include synthetic instruments, which involve relationships between two or more assets or liabilities with matching terms for the purpose of emulating the net cash flows or other characteristics of a single asset or liability. Synthetic instrument accounting is used to account for the assets and liabilities in a synthetic instrument relationship as though they were the item being emulated.

Sinking Fund and Public Debt Management Fund investments are recorded at cost and consist primarily of debentures of the Province of Nova Scotia, other provincial governments, and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are netted against sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies, and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31 and upon entering into derivative contracts. Foreign exchange gains and losses on the translation of foreign currency are amortized on a straight-line basis over the remaining term of the related monetary item.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

1.	Financial Reporting and Accounting Policies (continued)

Premiums and Discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances, and installments are charged to debt servicing costs except as noted above.

Pension, Retirement and Other Obligations include various employee future benefit plans including accumulated sick leave benefits. Pension liabilities for defined benefit plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the Province’s best estimates of performance over the long-term. The projected benefit actuarial method attributes the estimated cost of retirement benefits to the periods of employee service. The net pension liability represents accrued pension benefits less the market related value of pension assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period. The pension benefit plan for the majority of health sector employees is offered by a multi-employer plan administrator and is not sponsored by the Province. Employer contributions to this plan are expensed in the period paid. The accrued benefit asset (liability) of this plan is not recognized in these financial statements.

Accumulated Sick Leave Benefits (ASLBs) arise from sick leave provisions in certain governmental units that accumulate but do not vest. Due to the nature of these benefits, a liability and an expense are measured using actuarial valuations taking into consideration the extent to which accumulated sick days are expected to be used by employees in future years. The accrued benefit obligation is accrued as employees render the service that gives rise to the benefits. These benefits are unfunded, meaning the Province has not set aside any assets to cover the future related costs.

Contingent liabilities, including provisions for losses on loan guarantees, are potential liabilities which may become actual liabilities when one or more future events occur or fail to occur. If the future event is likely to occur or fail to occur, and a reasonable estimate of the loss can be made, an estimated liability is accrued and an expense recorded. If the likelihood is not determinable or an amount cannot be reasonably estimated, the contingency is disclosed in the notes to the financial statements. In cases where an accrual is made, but exposure exists beyond the amount accrued, this excess exposure would also be disclosed, unless the impact is immaterial or the disclosure would have an adverse effect on the outcome of the contingency.

Net Debt

Net Debt represents the total liabilities of the Province less its financial assets. Net debt is the accumulation of current and past annual surpluses and deficits and net investments in non-financial assets.

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services, and are not intended for sale in the ordinary course of operations. Tangible capital assets are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development, and installation of the tangible capital asset, except interest. Tangible capital assets include land, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

1.	Financial Reporting and Accounting Policies (continued)

Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water and mineral resources, or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates applied by the other governmental units are not adjusted to the methods and rates used by the General Revenue Fund.

Inventories of Supplies are held for consumption or use by the Province in the course of its operations. Inventory is recorded at the lower of cost and net realizable value.

Prepaid Expenses are cash disbursements for goods or services, other than tangible capital assets and inventories of supplies, that will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Accumulated Deficits

Accumulated Deficits represent the total liabilities of the Province less financial assets and non-financial assets. This represents the cumulative balance of net surpluses and deficits arising from the operations of the Province.

(e)	Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recorded in the financial statements is known as measurement uncertainty. Many items are measured using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned courses of action. Uncertainty exists whenever estimates are used because it is reasonably possible that there could be a material difference between the recognized amount and another reasonably possible amount.

Measurement uncertainty exists in the accruals for such items as pension, retirement and other obligations, environmental remediation obligations, and federal and provincial source revenues. The nature of the uncertainty in the accruals for pension, retirement and other obligations arises because actual results may differ significantly from the Province’s various assumptions about plan members and economic conditions in the marketplace. Uncertainty exists in the accruals for environmental remediation obligations because the actual extent of the remediation activities, methods, and site contamination may differ significantly from the Province’s original remediation plans. Uncertainty related to Sales and Income Taxes, petroleum royalties, Canada Health Transfer, and Canada Social Transfer arises because of the possible differences between the estimated and actual economic growth and other assumptions used in statistical models to accrue these revenues.

(f)	Future Changes in Accounting Policies

The Public Sector Accounting Board has issued a new accounting recommendation effective for fiscal years beginning on or after April 1, 2014. Section PS 3260 - Liability for Contaminated Sites establishes standards on how to account for and report a liability associated with the remediation of contaminated sites. Specifically, the section:

a)	defines which activities would be included in a liability for remediation

b)	establishes when to recognize and how to measure a liability for remediation

c)	provides the related financial statement presentation and disclosure requirements.

The Province is currently analyzing the impacts of this standard on its financial statements.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

2.	Accounting Changes

Accounting changes were made during the year that have the following impacts:

($ thousands)
	2013		2012
	Net Debt April 1, 2012	Accumulated Deficits April 1, 2012	Provincial Deficit	Net Debt April 1, 2011	Accumulated Deficits April 1, 2011

a) Accumulated Sick Leave Benefits	(55,172)	(55,172)	(4,343)	(50,829)	(50,829)
b) Non-Teaching Retiring Allowances	(4,924)	(4,924)	(277)	(4,647)	(4,647)
c) Conversion to PSAS
CDHA	9,872	9,872	5,898	3,974	3,974
IWK	(17,193)	(17,193)	(7,943)	(9,250)	(9,250)
NSCC	(2,706)	(2,706)	(1,294)	(1,412)	(1,412)
SSDHA	(2,592)	(2,592)	(2,336)	(256)	(256)
d) Correction of Prior Period Errors
GBEs	(5,191)	(5,191)	(224)	(4,967)	(4,967)
Deferred Capital Grants	(61,546)	(61,546)	—	(61,546)	(61,546)

	(139,452)	(139,452)	(10,519)	(128,933)	(128,933)

a)	Accumulated Sick Leave Benefits

Actuarial valuations of sick leave provisions that accumulate but do not vest were completed for certain governmental units during 2013. These liabilities were recorded for the first time in the 2013 fiscal year with retroactive restatement of the comparative year. The 2012 impact was an increase of $4.3 million in expenses and an increase of $50.8 million to opening accumulated deficits.

b)	Non-Teaching Retiring Allowances – Regional School Boards

Actuarial valuations of retirement allowances for non-teaching staff at certain school boards were completed during 2013. These liabilities were recorded for the first time in the 2013 fiscal year with retroactive restatement of the comparative year. The 2012 impact was an increase of $0.3 million in expenses and an increase of $4.6 million to opening accumulated deficits.

c)	Conversion to Public Sector Accounting Standards – Government Not-For-Profit Organizations Effective April 1, 2012, Government Not-For-Profit Organizations (GNFPOs) adopted public sector accounting standards (PSAS) on a retroactive basis with restatement of the prior year. Certain changes upon conversion resulted in adjustments to the Province’s accounts as follows:

i.	Capital District Health Authority (CDHA)

CDHA identified and consolidated a government business enterprise (GBE) under its control, derecognized an unrealized gain on long-term investments, and recognized its internally restricted deferred capital grants as revenue. The 2012 impact of the conversion was a decrease of $0.9 million to the Province’s investment in GBEs, a decrease of $0.7 million in net income from GBEs, a decrease of $1.5 million in both investments and investment income, a decrease of $12.3 million in deferred revenue, an increase of $8.1 million to other provincial revenue, and a decrease of $4.0 million to opening accumulated deficits.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

2.	Accounting Changes (continued)

CDHA made other changes that did not impact the provincial deficit, net debt, and opening accumulated deficits in 2012. Cash and short-term investments of $62.1 million were reclassified to investments. Recoveries that were previously netted against expenses were grossed up, resulting in an increase in other provincial revenue of $42.4 million with offsetting increases of $23.4 million in salaries and benefits and $19.0 million in operating expenses.

ii.	Izaak Walton Killam Health Centre (IWK)

IWK identified certain grants and funding as externally restricted and recorded them as deferred capital and research revenue. The 2012 impact of this change was a decrease of $7.9 million in other revenue and an increase of $9.3 million to opening accumulated deficits.

IWK made another change that did not impact the provincial deficit, net debt, and opening accumulated deficits in 2012. IWK derecognized funds held in trust on behalf of stakeholders, reducing cash and short-term investments and accounts payable both by $10.0 million.

iii.	Nova Scotia Community College (NSCC)

Externally restricted assets and revenues were reclassified to deferred revenue, and employee future benefit plans were retroactively restated. The 2012 impact of these changes was a decrease of $0.5 million in revenue, an increase of $0.8 million in salaries and benefits, an increase of $6.1 million in deferred revenue, a decrease of $3.4 million in pension, retirement and other obligations, and an increase of $1.4 million to opening accumulated deficits.

iv.	South Shore District Health Authority (SSDHA)

Externally restricted capital funding was reclassified to deferred revenue. The 2012 impact of this change was an increase of $2.6 million in deferred revenue, a decrease of $2.3 million in other provincial revenue, and an increase of $0.3 million to opening accumulated deficits.

d)	Correction of Prior Period Errors

i.	Two GBEs reported retroactive restatements. Nova Scotia Liquor Corporation retroactively corrected its liability for accumulating non-vesting sick leave relating to the previous year. The 2012 impact of this correction was a decrease of $5.6 million to the Province’s investment in GBEs, a decrease of $0.2 million in net income from GBEs, and an increase of $5.4 million to opening accumulated deficits and net debt. Halifax-Dartmouth Bridge Commission retroactively restated its property, plant and equipment balance relating to the previous year. The 2012 impact of this change was an increase of $0.4 million to the Province’s investment in GBEs, a decrease of $0.1 million in net income from GBEs, and a decrease of $0.5 million to opening accumulated deficits and net debt.

ii.	Deferred capital grants revenue for a governmental unit should have been eliminated upon consolidation in the year received. This resulted in an increase of $61.5 million to the opening accumulated deficits and net debt in 2012.

The Province adopted two new public sector accounting standards in the current year as follows:

PS 3410 – Government Transfers

The Province prospectively adopted this revised accounting standard effective April 1, 2012, which establishes how to account for and report government transfers to individuals, organizations, and other governments from both a transferring government and a recipient government perspective. As a result of adopting this revised standard, an additional $38.4 million in grant expenses were recorded in the current year with no impact to revenues.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

2.	Accounting Changes (continued)

PS 3510 – Tax Revenue

The Province retroactively adopted this new accounting standard effective April 1, 2012, whereby tax revenue is recognized at its gross amount, tax concessions are netted against tax revenue, and transfers through a tax system are recognized as expenses. As a result, both tax revenues and tax credits and rebates for the current year were increased by $56.7 million (2012 - $48.2 million) with no impact on the provincial deficit, net debt, and accumulated deficits of either year.

3.	Restricted Assets

As at March 31, 2013, assets of $47.3 million (2012 - $47.2 million) were designated for restricted purposes by parties external to the Province. Restricted cash and short-term investments totaled $8.8 million, comprised of: $4.2 million for endowment and scholarship funds, $2.4 million for gas market development as part of the Nova Scotia Market Development Initiative Fund, and $2.2 million for various other purposes. Restricted investments totaled $38.5 million, comprised of: $26.7 million for Capital District Health Authority’s (CDHA) Centre for Clinical Research, $7.6 million for other CDHA purposes, and $4.2 million for various endowment funds.

Externally restricted inflows not spent by year-end create a liability that will be settled by using the restricted assets for their intended purposes. The restricted assets described in this note are segregated from other assets and will be used as prescribed in a future period.

4.	Assets Held for Sale

On December 10, 2012 (the “Acquisition Date”), the Province purchased 100% of the outstanding shares of Bowater Mersey Paper Company (Bowater), along with its wholly owned subsidiary, Brooklyn Power Corporation (BPC), for cash consideration of one dollar plus acquisition costs of $1.3 million. The Province gained control of the entity with the full intention to manage the orderly wind-up of Bowater’s operations. Effective December 11, 2012, Bowater’s name was changed to Renova Scotia Bioenergy Inc. (Renova).

The acquisition was accounted for using the purchase method. The cost of this acquisition did not result in a purchase premium having to be charged to expenses in the current year. The net assets acquired on the Acquisition Date are summarized as follows:

Total assets acquired	$149.5 million
Total liabilities assumed	$148.2 million

At March 31, 2013, assets in the amount of $30.6 million were classified as held for sale. An agreement was in place at the Acquisition Date with a third party to purchase the shares of BPC for $25.0 million. The sale is expected to close in the next fiscal year. Other assets held for sale include redundant buildings, lands, and equipment including spare parts and store’s inventory that were previously held by Bowater.

The Province’s Consolidated Statement of Operations and Accumulated Deficits includes the results of Renova from December 10, 2012 to March 31, 2013.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

5.	Deferred Revenue

Receipts are recorded as deferred revenue if they are restricted by external parties for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized into revenue over time as the recognition criteria are achieved or is drawn down to reimburse third parties as conditions are met. The balance includes the following components:

($ thousands)	2013	2012
		(as restated)

Nova Scotia Housing Development Corporation - Social Housing Agreement	61,769	58,602
Provincial-Territorial Base Funding Agreement - Infrastructure and Highways	39,777	17,277
Capital District Health Authority - Capital and Research Funds	34,460	33,850
Izaak Walton Killam Health Centre - Capital and Research Funds	20,204	17,193
Resource Recovery Fund Board Inc. - Unearned Revenue from Container Deposits, Paint Levies and Tire Deposits	14,167	14,562
Nova Scotia Community College	10,271	7,981
Early Learning Child Care Funds	7,161	17,961
Seniors Pharmacare	6,069	9,487
Cape Breton District Health Authority	5,691	5,438
Heritage Canada - Official Languages in Education Protocol (OLEP)	4,755	5,668
Waterfront Development Corporation Limited	3,996	4,337
Labour Market Agreement	3,927	2,588
Nova Scotia Market Development Initiative Fund	3,771	4,884
C-50 Police Officers Recruitment Fund	3,500	7,500
Halifax Regional School Board	3,460	3,217
South Shore District Health Authority - Capital Funds	3,318	3,436
Trade Centre Limited	3,293	5,104
Nova Scotia Gas Tax Agreement on Municipal Funding	1,400	45,780
Other Externally Restricted Funds	14,350	14,002

Total Deferred Revenue	245,339	278,867

6.	Federal Equalization Repayable Loan

The Province received an equalization repayable loan from the federal government in March 2005 in the amount of $120.3 million. The loan bears no interest and is being repaid over 10 years, with bi-monthly deductions of $0.5 million that commenced in April 2006. As at March 31, 2013, the balance of the loan was $36.1 million (2012 - $48.1 million).

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

7.	Pension, Retirement and Other Obligations

The Province offers a variety of pension and other retirement, post-employment, and special termination benefits. The Province is responsible for adequately funding most of the plans. Except as otherwise noted, the cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the Province to pay benefits occurs.

(a)	Description of Obligations

Pension Benefit Plans

The Province sponsors two funded pension plans, the Nova Scotia Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP). Both plans are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages and real estate. The plans are jointly funded with contributions from employees being matched by the province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

On April 1, 2006, the Minister of Finance transferred responsibility for the governance of the Nova Scotia Teachers’ Pension Plan to the Teachers’ Pension Plan Trustee Inc. (TPPTI). The TPPTI is the trustee for the plan and is comprised of nine board members - four nominated by the Nova Scotia Teachers’ Union, four nominated by the Province, and one Chair agreed to by both parties. As a result of this transfer, the Province and Union agreed to share all surpluses and deficits of the plan equally. The Province accounts for half of all components of the accrued benefit liability associated with the plan in its financial statements. In addition, the Province recognizes half of components associated with the net benefit expense (recovery) associated with this plan. As at March 31, 2013, the total accrued benefit liability associated with this plan was $347.8 million.

The Province has several unfunded defined pension plans. The majority of these plans do not require contributions from employees. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

Employees in the health sector are members of a multi-employer defined benefit pension plan. As the Province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these financial statements. The most recent actuarial valuation was performed on April 1, 2012 and extrapolated to December 31, 2012, which indicated a funding surplus of $0.35 million.

Other Retirement Benefit Plans

The Province sponsors two other retirement benefit plans: retirement allowances and retirement health plan benefits. These plans are not funded. Benefits paid upon retirement for retirement allowances are based on an employee’s length of service and rate of pay. Retirement health plan benefits vary depending on the collective agreements negotiated with each group. The Province pays 65 per cent and 100 per cent of the cost of retirement health plan benefits for the PSSP and TPP retirees, respectively.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

7.	Pension, Retirement and Other Obligations (continued)

Post-Employment Benefits

The Province offers two significant post-employment benefit plans: Self Insured Workers’ Compensation and Long-Term Disability. The amount recorded in these financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments, based on claims ongoing at year-end. For the Long-Term Disability plan, the obligation is offset by the market related value of plan assets.

Accumulated Sick Leave Provisions

The Province’s Regional School Boards, District Health Authorities, and Nova Scotia Community College have collective agreements containing sick leave provisions that accumulate but do not vest. Under Public Sector Accounting Standards, governments must measure and record an obligation associated with the accumulated sick leave benefits (ASLBs) that are anticipated to be used in future years. Within the Province, ASLBs are unfunded, meaning there are no assets set aside to cover the related costs of these benefits in the future.

Due to the nature of these benefits, actuarial valuations are required to estimate their financial value. An actuarial assumption must be developed to reflect the probability of employees actually using ASLB “banked days”. This involves a detailed analysis of several years of data to determine historical usage. A historical usage pattern is not based on the data group as a whole but must take into account a number of specific factors such as, but not limited to, gender, age, and type of contract/job responsibilities, each of which may impact the anticipated amount of accumulated sick leave time to be taken in the future. As a result, the anticipated usage assumption may involve a number of criteria and circumstances that then must be applied to the data in coordination with other actuarial assumptions such as discount rate, retirement assumptions, future salary increases, mortality tables, etc.

Actuarial valuations of ASLBs have been completed and form the basis for recording these liabilities in 2013 with retroactive restatement of the comparative year for certain governmental units as described in Note 2.

Special Termination Benefits

The Province has offered early retirement incentive programs to members of the PSSP and TPP at various times commencing in 1986 and 1994 respectively. Qualified members were offered additional years of pensionable service if they elected to retire. The cost of these benefits was accrued in the year the employee accepted the early retirement option.

Retirement Obligations of Renova Scotia Bioenergy Inc.

As part of the Province’s acquisition of Renova, described in Note 4, there were unfunded pension liabilities associated with various pension plans and retirement health benefits. The obligations and assets associated with these plans have been noted in the continuity statements in Note 7(c) as “acquisitions.” The net unfunded liabilities of these plans totaled $112.0 million as at December 10, 2012. Land and other assets were subsequently sold and the proceeds used to fund the liabilities. As at March 31, 2013, the net unfunded liabilities associated with these plans were $24.7 million and are included in these financial statements.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

7.	Pension, Retirement and Other Obligations (continued)

(b)	Summary of Accrued Benefit Liabilities

($ thousands)	2013	2012
		(as restated)
Pension Benefit Plans	230,062	102,205
Other Benefit Plans	1,774,274	1,678,741

Total Accrued Benefit Liability	2,004,336	1,780,946

(c)	Summary of Activity During the Year

($ thousands)	Pension Benefit Plans		Other Benefit Plans
	2013	2012	2013	2012
				(as restated)
Projected Benefit Obligation, Beginning of Year	7,953,442	7,649,132	1,773,530	1,686,706
Current Benefit Cost	215,961	201,835	109,868	97,846
Interest Cost	529,056	524,274	80,817	80,039
Actuarial (Gains) Losses	38,676	22,137	(5,943)	12,664
Benefit Payments	(487,471)	(461,850)	(109,812)	(104,316)
Other	8,772	10,948	(1,313)	591
Acquisition	309,400	—	8,400	—
Plan Amendments	—	6,966	8,608	—

Projected Benefit Obligation, End of Year	8,567,836	7,953,442	1,864,155	1,773,530

Market Related Value of Plan Assets, Beginning of Year	6,740,107	6,771,568	124,861	114,503
Expected Return on Plan Assets	438,971	462,109	6,997	7,097
Actuarial Gains (Losses)	(149,853)	(321,733)	(4,272)	(5,098)
Benefit Payments	(487,471)	(461,850)	(109,812)	(104,316)
Other	8,453	10,948	(411)	(579)
Acquisition	205,800	—	—	—
Employer Contributions	242,436	154,449	104,251	102,772
Employee Contributions	125,598	124,616	10,159	10,482

Market Related Value of Plan Assets, End of Year	7,124,041	6,740,107	131,773	124,861

Funded Status, End of Year	(1,443,795)	(1,213,335)	(1,732,382)	(1,648,669)
Unamortized Net Actuarial (Gains) Losses	1,213,733	1,111,130	14,583	19,283
Valuation Allowance	—	—	(56,475)	(49,355)

Accrued Benefit Liability, End of Year	(230,062)	(102,205)	(1,774,274)	(1,678,741)

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

7.	Pension, Retirement and Other Obligations (continued)

(d)	Actuarial Assumptions

The table below shows significant weighted-average assumptions used to measure pension and other benefit plan obligations.

	Pension Benefit Plans		Other Benefit Plans
	2013	2012	2013	2012

Long-term inflation rates	2.25%	2.50%	2.25%	2.50%

Expected real rate of return on plan assets	4.15% + 4.40%	4.29% + 4.39%	—	—

Rate of compensation increase	2.50% to 5.25% + merit	2.50% to 5.25% + merit	2.40% to 4.90% + merit	2.65% to 5.15% + merit

Discount rate - main plans	6.50% + 6.75%	6.90% + 7.00%	4.30%	4.75%

Other	—	—	5.57%	6.09%

Other assumptions

7.0 per cent annual rate increase in the cost per person of covered healthcare benefits for 2012-13, decreasing to an ultimate rate of 4.5 per cent per annum over 15 years.

7.0 per cent annual rate increase in the cost per person of covered prescription drugs for 2012-13, decreasing to an ultimate rate of 4.5 per cent per annum over 15 years.

Actuarial assumptions are reviewed and assessed on a regular basis to ensure that the accounting assumptions take into account various changing conditions and reflect the Province’s best estimate of performance over the long-term.

(e)	Other Disclosure

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 4 years to 18 years (weighted-average EARSL is 13 years).

During the year, the weighted average actual rate of return on plan assets was 10.1 per cent (2012 - 2.7 per cent). The total market value of plan assets at March 31, 2013 was $9.2 billion (2012 - $8.6 billion).

The most recent actuarial valuations performed for most of the benefit plans was at December 31, 2011 with the exception of certain other retirement benefit plans that were performed on various dates and the post-employment benefit plans that are performed annually at March 31.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

7.	Pension, Retirement and Other Obligations (continued)

(f)	Net Benefit Plans Expense

The table below shows the components of the net benefit plans expense (recovery).

($ thousands)	Pension Benefit Plans		Other Benefit Plans
	2013	2012	2013	2012
				(as restated)

Current Benefit Cost	215,961	201,835	109,868	97,846
Employee Contributions	(126,117)	(125,138)	(10,160)	(10,492)
Employer Contributions*	39,706	36,469	—	—
Plan Amendments	—	6,966	8,608	—
Amortization of Net Actuarial (Gains) Losses	85,919	48,080	1,294	(4,247)
Recognition of Actuarial Losses on Plan Amendment	—	254	(425)	—
Other	14,879	23,774	1,146	1,169
Increase (Decrease) in Valuation Allowance	—	(3,297)	7,120	12,983
Interest Cost	529,056	524,274	80,817	80,039
Expected Return on Plan Assets	(438,971)	(462,109)	(6,997)	(7,097)
Employer Contributions to Multi-Employer Plan	97,402	96,284	—	—

Net Benefit Plans Expense	417,835	347,392	191,271	170,201

*	This represents one-half of the employer contributions made by the Province to the TPP. Included in the figures above for 2013 and 2012 are one-half of all transactions associated with TPP to reflect the Province’s share of this plan under joint trusteeship.

8.	Restructuring of Nova Scotia Agricultural College

On September 1, 2012, the Nova Scotia Agricultural College (NSAC) was merged with Dalhousie University (Dalhousie) in accordance with the Dalhousie University - Nova Scotia Agricultural College Merger Act. The NSAC campus land, buildings, and other operating assets were transferred to Dalhousie as at the date of the merger. Therefore, NSAC no longer forms part of the Province’s Government Reporting Entity effective September 1, 2012. The Province’s Consolidated Statement of Operations and Accumulated Deficits includes the results of NSAC from April 1, 2012 to September 1, 2012. The merger included a three year funding agreement between the Province and Dalhousie. The amount of funding for 2012-13 was included in Agriculture expenses.

Expenses related to the transfer of NSAC charged to Restructuring Costs were as follows:

($ thousands)	Adjusted Estimate 2013	Actual 2013	Actual 2012
Net Book Value of Assets Transferred to Dalhousie	26,600	29,218	—
Other Transition Costs	7,917	7,778	—

Restructuring of Nova Scotia Agricultural College	34,517	36,996	—

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

8.	Restructuring of Nova Scotia Agricultural College (continued)

The results of the operations of NSAC from April 1, 2012 to August 31, 2012 included in other provincial revenue and Department of Agriculture expenses were as follows:

($ thousands)	Adjusted Estimate 2013	Actual 2013	Actual 2012
Other Provincial Revenue Revenue from Nova Scotia Agricultural College	9,934	4,918	11,188
Department of Agriculture Expenses Expenses of Nova Scotia Agricultural College	22,726	7,821	22,677

Results of Nova Scotia Agricultural College	(12,792)	(2,903)	(11,489)

9.	Debt Servicing Costs

($ thousands)	2013	2012
		(as restated)

CDN$ Denominated Debt	770,785	736,035
Pension, Retirement and Other Obligations	164,033	135,133
Capital Leases	16,000	17,942
Other Debt	8,503	10,165
Premium / Discount Amortization	(8,321)	(11,510)
Foreign Exchange	(30,679)	(25,897)
Miscellaneous	1,163	1,130

Total Debt Servicing Costs	921,484	862,998

Debt servicing costs for the Province’s government business enterprises were $13.4 million (2012 - $13.7 million) for the year ended March 31, 2013.

10.	Expenses by Object

($ thousands)	2013	2012
		(as restated)

Grants and Subsidies	3,712,408	3,565,817
Salaries and Employee Benefits	3,548,870	3,468,119
Operating Goods and Services	1,473,363	1,452,084
Professional Services	332,929	306,004
Amortization	382,898	362,442
Debt Servicing Costs	921,484	862,998
Other	32,404	1,814

Total Expenses by Object	10,404,356	10,019,278

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

11.	Cash Flow – Net Change in Other Items

($ thousands)	2013	2012
		(as restated)

Change in Receivables from Government Business Enterprises	9,642	(3,891)
Change in Accounts Receivable	116,955	180,752
Change in Accounts Payable and Other Short-Term Borrowings	189,186	(259,908)
Change in Inventories for Resale	(2,733)	(1)
Change in Assets Held for Sale	(30,566)	—
Change in Inventories of Supplies	4,558	(307)
Change in Prepaid Expenses	5,077	8,889
Change in Deferred Revenue	(33,528)	(127,634)
Change in Accrued Interest	4,959	8,069
Change in Pension, Retirement and Other Obligations	223,390	128,110

Total Net Change in Other Items	486,940	(65,921)

12.	Contingencies and Contractual Obligations

(a)	Contingent Liabilities

Environmental Sites

Various provincially owned sites throughout the province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. With the exception of the remediation costs noted in the following paragraphs, no further provisions have been recognized in these financial statements.

Engineering and environmental studies have generated estimates for the cost of remediation of the Sydney Steel Corporation (SYSCO) and adjacent sites as well as the Sydney Tar Ponds site. As a result, the Province recorded liabilities totaling $318.5 million in 2000 for environmental site clean up. At March 31, 2013, $65.2 million (2012 - $72.4 million) remains unspent. The provision will continue to be utilized for future decommissioning, demolition, and remediation of SYSCO’s and adjacent sites, including the Sydney Tar Ponds site. Based on currently available information, the provision, in aggregate, appears to be sufficient to cover the estimated costs to remediate these sites.

Other remediation liabilities amounting to $16.0 million (2012 - $12.5 million) have been recognized in these financial statements.

Lawsuits

The Province of Nova Scotia is involved in various legal proceedings arising from government activities. These different disputes result from breaches of contract, damages suffered by individuals or property, and related elements. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions may be significant, their outcomes are not certain.

When a liability is determined to likely exist and the amount can be reasonably estimated, the amount is recorded as an accrued liability and an expense. The accrued liability for pending litigation in process at March 31, 2013 was $52.0 million (2012 - $42.6 million).

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

12.	Contingencies and Contractual Obligations (continued)

Guarantees

Guarantees by the Province are authorized by various acts of legislature and provided through specific agreements and programs to repay promissory notes, bank loans, lines of credit, mortgages, and other securities. Provisions for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provisions represents the Province’s best estimate of future payments. Estimates take into consideration the nature of the loan guarantees, loss experience, and current conditions. The provisions are reviewed on an ongoing basis and changes in the provisions are recorded as expenses in the year they become known. Details on guarantees authorized, utilized, and accrued are presented in Schedule 8.

Other Contingent Liabilities

The Province also has contingent liabilities in the form of indemnities. The Province’s potential liability, if any, cannot be determined at this time.

(b)	Contingent Gains

The Province may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded once the contingent events occur and collectability is reasonably assured.

(c)	Contractual Obligations

As at March 31, 2013, the Province has contractual obligations as follows:

($ thousands)	Governmental Units	Government Business Enterprises	Total Contractual Obligations
Fiscal Year
2014	1,052,809	17,570	1,070,379
2015	875,295	8,640	883,935
2016	580,648	9,116	589,764
2017	485,265	9,102	494,367
2018	469,424	3,572	472,996
2019 - 2023	1,744,847	—	1,744,847
2024 - 2028	1,630,582	—	1,630,582
2029 - 2033	1,635,169	—	1,635,169
2034 & thereafter	611,153	—	611,153

	9,085,192	48,000	9,133,192

These contractual obligations are comprised of $8,894.0 million from the General Revenue Fund, $191.2 million from the Province’s Governmental Units, and $48.0 million from the Government Business Enterprises. Included are contractual obligations from the Department of Health and Wellness of $3,974.1 million for service agreements with long-term care facilities and $682.7 million for the management of the ground ambulance fleet, $2,662.4 million from the Department of Justice for RCMP policing services, $592.9 million from the Department of Labour and Advanced Education for university assistance, $220.7 million from the Department of Education for P3 School maintenance agreements, and $92.2 million from Nova Scotia Business Inc. for projects approved under its various programs.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

12.	Contingencies and Contractual Obligations (continued)

LEASES

As at March 31, 2013, the Province was contractually obligated under various operating leases. Future minimum annual lease payments are as follows:

($ thousands)	Governmental Units	Government Business Enterprises	Total Lease Payments
Fiscal Year
2014	85,557	7,588	93,145
2015	57,505	6,328	63,833
2016	47,216	4,626	51,842
2017	41,327	3,431	44,758
2018	26,835	2,286	29,121
2019 - 2023	38,237	7,538	45,775
2024 - 2028	2,148	—	2,148
2029 - 2033	1,474	—	1,474

	300,299	31,797	332,096

13.	Risk Management and the Use of Derivative Financial Instruments

As a result of borrowing in both Canadian and foreign financial markets and being a party to financial instruments, the Province is exposed to interest rate risk, foreign exchange risk, credit risk, and liquidity risk. The Province employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives). Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Province does not use derivatives for speculative purposes.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably due to fluctuations in interest rates. To reduce its exposure to interest rate risk, the Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio. Interest rate contracts include swap agreements and options on swaps. These contracts are used to vary the amounts and periods for which interest rates on borrowings are fixed or floating.

As at March 31, 2013, the Province has executed 34 interest rate swap contracts to convert certain interest payments from fixed to floating, floating to fixed, and floating to floating. These swaps have terms remaining of 62 days to 14.6 years, a notional principal value of $1.5 billion, and a mark to market value of -$10.6 million.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates. To manage this risk, the Province uses derivative contracts to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. Foreign exchange contracts include swap agreements that are used to convert the liability for foreign currency borrowing and associated costs into Canadian dollars.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

13.	Risk Management and the Use of Derivative Financial Instruments (continued)

The Province has currency swap contracts which convert foreign denominated debt into Canadian dollar denominated debt as follows:

Termination Date	Original Currency	Original Principal	Current Currency	Current Principal	Mark to Market [1]
		($ thousands)		($ thousands)	($ thousands)

April 16, 2019	UK£	60,000	CDN$	114,387	(28,296)

Total	UK£	60,000	CDN$	114,387	(28,296)

July 27, 2013	US$	300,000	CDN$	299,850	3,649
July 21, 2015	US$	750,000	CDN$	771,750	15,839
March 15, 2016	US$	150,000	CDN$	205,725	(41,337)
January 26, 2017	US$	500,000	CDN$	562,470	9,777
February 1, 2019	US$	200,000	CDN$	198,000	14,559
July 1, 2019	US$	200,000	CDN$	199,900	10,904
November 15, 2019	US$	244,000	CDN$	246,318	11,140
March 1, 2020	US$	300,000	CDN$	409,200	(109,820)
May 1, 2021	US$	300,000	CDN$	312,002	3,986
April 1, 2022	US$	300,000	CDN$	379,517	(72,141)
July 30, 2022	US$	300,000	CDN$	329,310	(16,391)

Total	US$	3,544,000	CDN$	3,914,042	(169,835)

[1]	Mark to Market is an indication of the swap’s market equivalent of the present value of future cash flows based value as at March 31, 2013. It is also the on market conditions as at March 31, 2013.

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations. The Province manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. The Province’s policy requires that a minimum credit rating for counterparties to derivative transactions be ‘A’, where the minimum rating in the “A” category is “A-“or equivalent.

Liquidity risk

Liquidity risk is the risk that the Province will not be able to meet its financial commitments over the short term. To reduce liquidity risk, the Province maintains liquid reserves (cash and cash equivalents) at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. In addition, the Province has a short-term note program, uncommitted bank lines, and discretionary sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years and having 50.0 per cent of long-term debt with a maturity of over 15 years.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

14.	Trust Funds Under Administration

($ thousands)	2013	2012
		(as restated)

Nova Scotia Public Service Superannuation Fund (1)	4,709,136	4,369,319
Sydney Steel Corporation Superannuation Plan (1), (2)	8	12
Nova Scotia Public Service Long Term Disability Plan (1), (4)	127,804	113,597
Nova Scotia Credit Union Deposit Insurance Corporation (4)	20,584	19,534
Public Trustee (1), (5)	49,199	44,806
Miscellaneous Trusts (3)	19,778	26,105

Total Trust Funds Under Administration	4,926,509	4,573,373

(1)	Financial statements of these funds are available in Public Accounts, Volume 2.
(2)	Administration of the assets of Sydney Steel Corporation Superannuation Fund was assumed during 2001.
(3)	Miscellaneous trusts include a large number of relatively small funds.
(4)	These represent trusts with December 31 year ends.
(5)	Final financial statements not available at time of production of Public Accounts, Volume 1.

Other

The Nova Scotia Teachers’ Union and the Province of Nova Scotia agreed to joint trusteeship of the Nova Scotia Teachers’ Pension Fund effective April 1, 2006. Under joint trusteeship, the Trustee of the Fund is the Teachers’ Pension Plan Trustee Inc., of which the Province has four of nine members. The Trustee is responsible for the administration of the Fund and investment management of fund assets. Total net assets available for benefits as at December 31, 2012 were $4.2 billion (2011 - $4.0 billion).

15.	Related Party Transactions

Included in these consolidated financial statements are insignificant transactions with various provincial crown corporations, agencies, boards, and commissions. Significant related party transactions have been offset and eliminated for purposes of consolidated reporting. Parties are deemed to be related to the General Revenue Fund due to common control or ownership by the Province of Nova Scotia.

The most significant unadjusted related party transactions are described in more detail in Schedule 6 - Government Business Enterprises.

16.	Comparative Figures

Certain of the prior year’s figures have been reclassified to conform to the presentation format adopted in the current year.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2013

17.	Subsequent Events

The Financial Measures (2012) Act, an Act Respecting Certain Financial Measures, received Royal Assent on May 17, 2012. Contained in this Act were changes to the Public Service Superannuation Act, whereby establishing the Public Service Superannuation Plan Trustee Incorporated (PSSPTI) as the new trustee of the Public Service Superannuation Plan (PSSP). This Act also established the Nova Scotia Pension Services Corporation (NSPSC). These changes were proclaimed effective April 1, 2013 (the “Effective Date”).

The PSSP transitioned to a joint governance structure on the Effective Date. Responsibility for the PSSP was transferred from the Minister of Finance to the PSSPTI. Upon this transfer, the Minister of Finance is no longer the trustee of the PSSP.

The NSPSC is a new non-profit corporation replacing the former Nova Scotia Pension Agency. The NSPSC administers the PSSP and the Teachers’ Pension Plan (TPP) under the direction and oversight of the respective joint trustee boards. NSPSC is jointly owned by the Teachers’ Pension Plan Trustee Inc. (TPPTI) and the PSSPTI. NSPSC is not controlled by the Province, thus does not form part of the Province’s government reporting entity and will not be consolidated as part of the Province’s consolidated financial statements.

Schedule 1

Revenue
For the fiscal year ended March 31, 2013 ($ thousands)

	2013	2012
		(as restated)
Provincial Sources
Tax Revenue
Personal Income Tax	2,128,498	2,059,569
Corporate Income Tax	434,078	339,715
Harmonized Sales Tax	1,729,344	1,598,131
Tobacco Tax	206,287	208,631
Motive Fuel Tax	243,446	250,186
Other Tax Revenue	160,141	195,826

	4,901,794	4,652,058

Other Provincial Revenue
Recoveries	377,443	301,642
Other Revenue from Governmental Units	461,193	419,924
Municipal Contributions to School Boards	220,902	210,032
Petroleum Royalties	3,535	112,680
Registry of Motor Vehicles	113,434	117,084
Other Government Charges	68,679	70,842
Miscellaneous	130,138	128,532
Net Gain on Disposal of Crown Assets	15,310	3,367

	1,390,634	1,364,103

Net Income from Government Business Enterprises	352,097	369,370

Investment Income
Interest Revenue	83,429	88,696
Sinking Fund and Public Debt Retirement Fund Earnings	111,146	106,768

	194,575	195,464

Total Provincial Sources	6,839,100	6,580,995

Federal Sources
Equalization Payments	1,578,829	1,407,242
Canada Health Transfer	793,237	758,941
Canada Social Transfer	323,897	316,473
Recoveries	247,434	306,963
Offshore Accord	146,059	167,755
TCA Cost Shared Revenue	24,470	38,995
Crown Share	12,916	30,053
Other Federal Transfers	135,923	152,872

Total Federal Sources	3,262,765	3,179,294

Total Revenue	10,101,865	9,760,289

Schedule 2

Expenses

For the fiscal year ended March 31, 2013

($ thousands)

	2013	2012
		(as restated)
Agriculture
Department of Agriculture	57,683	58,895
Nova Scotia Blueberry Institute Fund	34	—
Nova Scotia Crop and Livestock Insurance Commission	2,251	3,662
Nova Scotia Harness Racing Fund	1,000	1,000
Perennia Food and Agriculture Incorporated	6,173	5,677

	67,141	69,234

Communities, Culture and Heritage
Department of Communities, Culture and Heritage	52,182	49,335
Art Gallery of Nova Scotia	4,039	3,852
Public Archives of Nova Scotia	83	107
Schooner Bluenose Foundation	622	—
Sherbrooke Restoration Commission	2,415	2,347
Vive l’Acadie Community Fund	22	8

	59,363	55,649

Community Services
Department of Community Services	880,246	895,170
Nova Scotia Housing Development Corporation	149,446	152,373

	1,029,692	1,047,543

Economic and Rural Development and Tourism
Department of Economic and Rural Development and Tourism	157,036	94,655
Bioscience Enterprise Centre Incorporated	3	2
Film and Creative Industries Nova Scotia	4,796	3,724
Nova Scotia Business Inc.	18,132	30,864
Nova Scotia Innovation Corporation	10,687	8,652
Nova Scotia Strategic Opportunities Fund Incorporated	4	17
Trade Centre Limited	15,317	16,508
Waterfront Development Corporation Limited	6,157	4,644

	212,132	159,066

Education
Department of Education	256,950	287,941
Annapolis Valley Regional School Board	127,374	129,379
Cape Breton Victoria Regional School Board	148,904	149,388
Chignecto-Central Regional School Board	190,799	193,375
Conseil scolaire acadien provincial	56,552	52,595
Halifax Regional School Board	426,174	430,436
Nova Scotia School Boards Association	617	647
Nova Scotia School Insurance Program	4,137	4,003
South Shore Regional School Board	73,173	73,293
Strait Regional School Board	78,972	80,889
Tri-County Regional School Board	66,104	66,582

	1,429,756	1,468,528

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2013

($ thousands)

	2013	2012
		(as restated)
Energy
Department of Energy	29,209	30,129
Nova Scotia Market Development Initiative Fund	1,113	1,588
Pengrowth Nova Scotia Energy Scholarship Fund	71	53

	30,393	31,770

Environment
Department of Environment	24,703	26,618
Resource Recovery Fund Board Inc.	47,866	49,142

	72,569	75,760

Finance
Department of Finance	37,639	33,987
Nova Scotia Pension Agency	41,237	35,951
Nova Scotia Utility and Review Board	9,917	8,835
3052155 Nova Scotia Limited	15	13

	88,808	78,786

Fisheries and Aquaculture

Department of Fisheries and Aquaculture	8,474	8,284

Health and Wellness
Department of Health and Wellness	1,963,982	1,861,195
Annapolis Valley District Health Authority	129,969	126,561
Cape Breton District Health Authority	298,403	294,276
Capital District Health Authority	883,949	867,814
Colchester East Hants Health Authority	81,092	75,276
Cumberland Health Authority	66,749	63,672
Gambling Awareness Foundation of Nova Scotia	432	427
Guysborough Antigonish Strait Health Authority	84,382	83,729
Izaak Walton Killam Health Centre	247,970	248,237
Nova Scotia Health Research Foundation	5,442	5,771
Pictou County Health Authority	80,580	77,895
Provincial Drug Distribution Program	90,253	86,671
South Shore District Health Authority	89,355	85,316
South West Nova District Health Authority	100,267	99,585

	4,122,825	3,976,425

Justice
Department of Justice	285,320	269,193
Law Reform Commission	301	293
Nova Scotia E911 Cost Recovery Fund	4,809	5,067
Nova Scotia Legal Aid Commission	22,551	22,734

	312,981	297,287

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2013

($ thousands)

	2013	2012
		(as restated)
Labour and Advanced Education
Department of Labour and Advanced Education	188,329	191,798
Nova Scotia Community College	200,572	200,412

	388,901	392,210

Assistance to Universities	380,847	387,215

Natural Resources
Department of Natural Resources	98,978	101,151
Acadia Coal Company Limited Fund	—	4
Coal Research Agreement Fund	—	2
Habitat Conservation Fund	160	91
Nova Scotia Primary Forest Products Marketing Board	112	167
Off-Highway Vehicle Infrastructure Fund	1,745	1,151
Species-at-risk Conservation Fund	—	3

	100,995	102,569

Public Service	136,824	138,032

Seniors

Department of Seniors	1,748	1,866

Service Nova Scotia and Municipal Relations
Department of Service Nova Scotia and Municipal Relations	269,248	259,643
Nova Scotia Coordinate Referencing System Trust Fund	—	30
Nova Scotia Municipal Finance Corporation	854	693

	270,102	260,366

Transportation and Infrastructure Renewal
Department of Transportation and Infrastructure Renewal	416,515	407,159
Harbourside Commercial Park Inc.	673	787
Nova Scotia Lands Inc.	559	4,258

	417,747	412,204

Restructuring Costs	80,063	36,935

Restructuring of Nova Scotia Agricultural College	36,996	—

Pension Valuation Adjustment	107,370	40,041

Tax Credits and Rebates	127,145	116,510

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2013

($ thousands)

	2013	2012
		(as restated)
Debt Servicing Costs
General Revenue Fund	871,273	815,157
Annapolis Valley District Health Authority	808	804
Annapolis Valley Regional School Board	862	967
Cape Breton District Health Authority	2,078	1,996
Cape Breton Victoria Regional School Board	992	1,113
Capital District Health Authority	8,148	7,965
Chignecto-Central Regional School Board	1,445	1,618
Colchester East Hants Health Authority	483	476
Conseil scolaire acadien provincial	354	397
Cumberland Health Authority	379	386
Guysborough Antigonish Strait Health Authority	509	512
Halifax Regional School Board	4,153	4,348
Izaak Walton Killam Health Centre	1,928	1,941
Nova Scotia Community College	1,685	1,552
Nova Scotia Housing Development Corporation	19,841	16,732
Nova Scotia Innovation Corporation	82	111
Nova Scotia Legal Aid Commission	384	385
Nova Scotia Municipal Finance Corporation	152	43
Nova Scotia Strategic Opportunities Fund Incorporated	3,168	2,684
Nova Scotia Utility and Review Board	39	39
Pictou County Health Authority	514	520
Renova Scotia Bioenergy Inc.	(800)	—
Sherbrooke Restoration Commission	12	17
South Shore District Health Authority	584	586
South Shore Regional School Board	574	516
South West Nova District Health Authority	760	765
Strait Regional School Board	516	676
Trade Centre Limited	74	173
Tri-County Regional School Board	464	502
Waterfront Development Corporation Limited	23	15
Waycobah School Assistance Fund	—	2

	921,484	862,998

Total Expenses	10,404,356	10,019,278

Schedule 3

Loans and Investments

As at March 31, 2013

($ thousands)

	Loans and Investments	Provisions	Net 2013	Net 2012
Loans
Agriculture and Rural Credit Act	170,757	13,049	157,708	152,329
Educational & Services Products (NS) Ltd	15	—	15	15
Education - Student Loans Direct Lending	199,238	84,997	114,241	113,752
Fisheries Development Act	108,998	2,483	106,515	109,174
Halifax-Dartmouth Bridge Commission	2,000	—	2,000	2,000
Miscellaneous	—	—	—	709
Nova Scotia Business Inc.	60,185	23,205	36,980	78,672
Nova Scotia Housing Development Corporation	589,470	3,955	585,515	575,646
Nova Scotia Innovation Corporation	4,488	2,638	1,850	1,429
Nova Scotia Jobs Fund Act	277,765	102,681	175,084	154,368
Nova Scotia Market Development Initiative Fund	4,480	—	4,480	5,600
Nova Scotia Municipal Finance Corporation	764,182	—	764,182	725,038
Nova Scotia Strategic Opportunities Fund Incorporated	74,991	—	74,991	74,606
Perennia Food and Agriculture Incorporated	113	—	113	—
Resource Recovery Fund Board Inc.	238	—	238	89
Venture Corporations Act	809	809	—	—
Waterfront Development Corporation Limited	—	—	—	199

Total Loans	2,257,729	233,817	2,023,912	1,993,626

Investments
Art Gallery of Nova Scotia	2,247	—	2,247	2,091
Capital District Health Authority	59,373	—	59,373	60,683
Gambling Awareness Foundation of Nova Scotia	3,444	—	3,444	3,304
Nova Scotia Business Inc.	48,195	11,395	36,800	34,537
Nova Scotia Community College	3,200	—	3,200	3,020
Nova Scotia Housing Development Corporation	—	—	—	2,435
Nova Scotia Innovation Corporation	23,466	8,528	14,938	13,819
Nova Scotia Jobs Fund Act	31,671	14,071	17,600	22,400
Nova Scotia School Insurance Program	8,711	—	8,711	8,588
Perennia Food and Agriculture Incorporated	719	—	719	934
Public Archives of Nova Scotia	1,015	—	1,015	1,002

Total Investments	182,041	33,994	148,047	152,813

The provisions listed above include $6,275 (2012 - $5,275) for possible guarantee payouts from the Nova Scotia Jobs Fund Act. Also included in the provisions is $9,988 (2012 - $10,479) for the Debt Reduction Assistance Program of the Education Student Loans of which $3,742 (2012 - $3,950) relates to the student loans guaranteed by the Province.

Schedule 4

Unmatured Debt

As at March 31, 2013

($ thousands)

	Gross Unmatured Debt	Sinking Funds and Defeasance Assets	Net Unmatured Debt 2013	Net Unmatured Debt 2012

General Revenue Fund	15,349,979	2,694,183	12,655,796	12,444,153
Nova Scotia Housing Development Corporation	202,119	—	202,119	215,456
Nova Scotia Municipal Finance Corporation	8,749	—	8,749	3,431
Nova Scotia Power Finance Corporation	854,680	854,680	—	—
Waterfront Development Corporation Limited	1,680	—	1,680	1,245
Other	901	—	901	1,132

Total Unmatured Debt	16,418,108	3,548,863	12,869,245	12,665,417

Gross Unmatured Debt

All debt is presented in Canadian dollar equivalents and after giving effect to currency swap contracts itemized in Note 13.

Gross Unmatured Debt consists of the outstanding current and long-term debt of the Province’s governmental units, as well as the unmatured debt of the General Revenue Fund. Current and long-term debt of the government business enterprises is reflected in the Province’s Investment in Government Business Enterprises and further detailed in Schedule 6.

Schedule 4

Unmatured Debt (continued)

As at March 31, 2013

($ thousands)

Sinking Fund Assets

At March 31, 2013, the General Revenue Fund held Sinking Funds and Public Debt Management Funds of $2,694.2 million (2012 - $2,539.0 million). These funds were comprised of $2,536.4 million in Sinking Funds and $157.8 million in Public Debt Management Funds. The total market value of both funds was $2,738.5 million at year-end. During the year, contributions were $44.1 million, total earnings were $111.1 million and there were no redemptions.

Sinking fund assets are recorded at cost, which include premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The unamortized portion of the premiums and discounts is included as part of the value of the sinking funds.

Sinking fund assets consist primarily of debentures of the Provinces and Government of Canada with fixed interest rates ranging from 2.75% to 10.00%. Sinking fund payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over the relevant period to maturity. At year-end, the Province held $675.9 million (2012 - $676.9 million) carrying value worth of its own debentures in Sinking Funds and Public Debt Management Funds as active investments.

As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other Provincial Governments and utilities, Federal US bonds, coupons or residuals. This debt is shown net of defeasance assets on the Statement of Financial Position.

Projected net principal repayments, capital lease payments, and sinking fund requirements for the next five years and thereafter are as follows:

($ thousands)
	Net Principal Repayments	Capital Lease Payments	Sinking Fund Payments	Total Payments

2014	1,018,176	26,068	39,385	1,083,629
2015	570,030	28,379	39,385	637,794
2016	992,942	30,318	39,385	1,062,645
2017	871,886	32,492	39,385	943,763
2018	213,511	34,748	39,385	287,644
2019 & thereafter	8,656,168	97,985	99,617	8,853,770

	12,322,713	249,990	296,542	12,869,245

Net principal repayments are comprised of the principal amounts due on loans and debentures less available designated sinking funds to retire the debentures.

In addition, the Province has approximately $814.8 million (2012 - $793.2 million) in unrestricted sinking funds that can be used towards the retirement of any unmatured debt. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions.

Schedule 5

Gross Unmatured Debt

As at March 31, 2013

($ thousands)

	Foreign Exchange Rate	CDN $ Amount	Maturity Dates	Interest Rates

Debentures
General Revenue Fund
General Revenue Fund (CDN$)		15,084,933	2013 to 2062	3.50% to 11.75%
General Revenue Fund (US$)	0.9846	—	2013 to 2022	2.38% to 9.50%
General Revenue Fund (UK£)	0.6486	—	2019	11.75%
Nova Scotia Municipal Finance Corporation		8,749	2013 to 2032	1.00% to 2.62%
Nova Scotia Power Finance Corporation (CDN$)		550,000	2014 to 2031	10.25% to 11.25%
Nova Scotia Power Finance Corporation (US$)	0.9846	304,680	2021	9.40%

Total Debentures		15,948,362

Loans
General Revenue Fund - Other Debt		15,951	2014 to 2017	1.45% to 1.89%
Nova Scotia Housing Development Corporation		202,119	2013 to 2034	1.53% to 10.50%
Nova Scotia Innovation Corporation		6	2013	—
Waterfront Development Corporation Limited		1,680	Demand loan	Prime less 1.00%

Total Loans		219,756

Capital Leases
General Revenue Fund		249,095	2013 to 2027	6.04% to 7.25%
Other		895	2013 to 2017	6.19% to 6.29%

Total Capital Leases		249,990

Gross Unmatured Debt		16,418,108

Call, Redemption and Other Features

General Revenue Fund

Canadian debentures include $1,079.4 million in CPP debentures, which are redeemable in whole or in part before maturity, on six months notice, at the option of the Minister of Finance of Canada.

The interest rates shown for the Canadian and US debentures reflect the fixed interest rates only. There are debentures that have floating interest rates. Floating interest rates are adjusted on a quarterly basis.

Housing Development Corporation

Mortgages and notes payable are secured by investments in social housing.

Schedule 6

Government Business Enterprises

As at March 31, 2013

($ thousands)

	2013						2012
	Halifax- Dartmouth Bridge Commission	Highway 104 Western Alignment Corporation	Nova Scotia Liquor Corporation	Nova Scotia Provincial Lotteries and Casino Corporation	QEII Health Sciences Centre Auxiliary	Total	Total
							(as restated)

Cash	10,025	659	15,887	16,645	1,254	44,470	30,672
Accounts Receivable	339	954	1,376	1,024	1,534	5,227	5,740
Inventory	—	4	44,764	2,874	313	47,955	43,200
Investments	14,017	38,902	—	1	—	52,920	50,194
Tangible Capital Assets	92,259	40,003	44,028	99,587	1,563	277,440	248,309
Other Assets	225	477	5,805	13,744	3	20,254	18,357

Total Assets	116,865	80,999	111,860	133,875	4,667	448,266	396,472

Accounts Payable	3,952	1,685	42,314	69,056	4,343	121,350	110,506
Unmatured Debt	45,000	50,369	41	48,943	23	144,376	121,825
Other Liabilities	5,221	8,847	29,674	26,347	294	70,383	62,693

Total Liabilities	54,173	60,901	72,029	144,346	4,660	336,109	295,024

Equity	62,692	20,098	39,831	(10,471)	7	112,157	101,448

Total Liabilities and Equity	116,865	80,999	111,860	133,875	4,667	448,266	396,472

Total Revenue	32,762	22,416	598,389	409,978	8,518	1,072,063	1,074,269

Debt Servicing	2,444	8,811	1,201	943	—	13,399	13,746
Other Expenses	18,678	11,649	370,802	297,875	7,563	706,567	691,153

Total Expenses	21,122	20,460	372,003	298,818	7,563	719,966	704,899

Net Income	11,640	1,956	226,386	111,160	955	352,097	369,370

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2013

($ thousands)

Halifax-Dartmouth Bridge Commission

The Halifax-Dartmouth Bridge Commission (HDBC), operating as Halifax Harbour Bridges, was created in 1950 by a special statute of the Province of Nova Scotia (now the Halifax-Dartmouth Bridge Commission Act). The purpose of HDBC is to construct, maintain, and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm.

HDBC currently operates and maintains two toll bridges across the Halifax Harbour; the Angus L. Macdonald Bridge and the A. Murray MacKay Bridge. Bridge tolls are regulated by the Nova Scotia Utility and Review Board, a provincially controlled public sector entity.

Long-Term Loan Agreement

On July 25, 2007, HDBC entered into a long-term loan agreement with the Province for $60.0 million with a final maturity date of December 4, 2019. This agreement requires annual principal repayments of $3.0 million plus interest, with a final principal repayment of $27.0 million along with all accrued and unpaid interest thereon due on the final maturity date. At March 31, 2013, HDBC had $42.0 million (2012 - $45.0 million) of long-term debt and $3.0 million (2012 - $3.0 million) of debt maturing within one year.

Interest is payable semi-annually on July 4 and December 4 of each year. The average interest rate over the loan is 5.13%. For the period ending March 31, 2013, interest expense on the long term debt was $2.4 million (2012 - $2.6 million), of which $742.0 thousand (2012 - $790.0 thousand) was payable at year-end.

This agreement also requires that two reserve funds, the Operating, Maintenance & Administrative Fund (OM Fund) and the Debt Service Fund, be maintained. Effective June 4, 2008, a Capital Fund was also established.

Line of Credit Agreement

On June 30, 2008, HDBC entered into an agreement with the Province for a $60.0 million revolving, unsecured line of credit. At March 31, 2013, HDBC had one advance totaling $2.0 million (2012 - $2.0 million) against the line of credit and accrued interest for the year in the amount of $27.0 thousand (2012 - $32.0 thousand), of which $8.0 thousand (2012 - $2.0 thousand) was payable at year-end.

Schedule 6

Government Business Enterprises

(continued) As at March 31, 2013

($ thousands)

Highway 104 Western Alignment Corporation

The Highway 104 Western Alignment Corporation (H104) was established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway (referred to as the Cobequid Pass) between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia.

Related Party Transactions

Included in the financial statements of H104 are transactions with various Crown corporations, ministries, agencies, boards and commissions related to H104 by virtue of common control by the Province. All other transactions with parties under the control of the government are routine operating transactions carried out as part of H104’s normal day-to-day operations. These routine transactions are individually insignificant and include maintenance services, enforcement costs, and purchases of inventory and property, plant and equipment. Collectively the transactions increase enforcement costs by $60.0 thousand (2012 - $60.0 thousand), maintenance services by $1.2 million (2012 - $1.2 million), inventory by $25.8 thousand (2012 - $15.1 thousand), and property, plant and equipment by $94.6 thousand (2012 - $35.0 thousand).

At March 31, 2013, H104 had a receivable from the Province in the amount of $638.4 thousand (2012 - $860.7 thousand). Government grants are recognized initially as deferred income at fair value when there is reasonable assurance that they will be received and H104 will comply with the conditions associated with them.

Omnibus Agreement

The Omnibus Agreement, dated April 1, 1996, is an agreement between H104, the Contractor, the Operator, and the Province to design, finance, construct, operate and maintain the Highway 104 Western Alignment. Under this agreement, the Province of Nova Scotia retains ownership of the highway. However, H104 is granted the right to operate the highway and collect tolls for a 30-year period, after which time the right will revert to the Province.

Restricted accounts for capital reserve, major maintenance reserve, and debt service reserve have been established in accordance with the Omnibus Agreement. Restricted assets totaling $38.9 million (2012 - $38.0 million) are comprised of investments that are recorded at fair value and include accrued interest of $91.4 thousand (2012—$74.5 thousand), have a weighted average term of 6.77 (2012 - 8.91) months to maturity, and a weighted average interest rate of 1.20 per cent (2012 - 1.18 per cent).

Annual Roadway Maintenance Agreement

The annual roadway maintenance agreement is a 30-year agreement between H104 and the Department of Transportation and Infrastructure Renewal for the provision of annual roadway maintenance services and is renewable in five year increments.

Long-Term Debt

Long-term debt is comprised of senior toll revenue bonds bearing interest of 10.25% and maturing March 31, 2026. The bonds are payable in equal installments of interest and principal. At year-end, H104 had $48.4 million (2012 - $55.2 million) of long-term debt and $2.0 million (2012 - $1.9 million) of debt maturing within one year. Interest expense on the long term debt was $8.8 million (2012 - $9.0 million) for the year. Minimum principal repayments for the next five years are as follows: 2014 - $2.0 million, 2015 - $2.2 million, 2016 - $2.4 million, 2017 - $2.7 million, and 2018 - $3.0 million. As security, H104 has provided an assignment of all the present and future property and assets, including rights to operate the facility, and a security interest in the Debt Service Reserve Account and the Major Maintenance Reserve Account.

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2013

($ thousands)

Nova Scotia Liquor Corporation

The Nova Scotia Liquor Corporation (NSLC) derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989. NSLC was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate.

NSLC operates retail sales locations across the province and has a fiscal year-end of March 31. Remittances to the Department of Finance totaled $224.5 million in 2013 (2012 - $221.5 million).

Obligations under Finance Lease

At March 31, 2013, NSLC had long-term obligations under finance lease of $21.0 thousand (2012 - $41.0 thousand) and current obligations under finance lease of $20.0 thousand (2012 - $19.0 thousand). Interest expense on the finance lease obligations was $2.0 thousand (2012 - $68.0 thousand) for the year.

Equity

Upon conversion to International Financial Reporting Standards (IFRS) in the previous year, NSLC reclassified its payable to the Minister of Finance from a liability to equity. At March 31, 2013, NSLC’s equity was $39.8 million (2012 - $40.1 million).

Nova Scotia Provincial Lotteries and Casino Corporation

The Nova Scotia Gaming Corporation (NSGC) was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The Gaming Control Act was amended on November 13, 2012, whereby the name of NSGC was changed to Nova Scotia Provincial Lotteries and Casino Corporation (NSPLCC). The principal activities of NSPLCC are to develop, undertake, organize, conduct, and manage casinos and other lottery business on behalf of the Province of Nova Scotia. Revenues of NSPLCC are derived from two casinos, located in Halifax and Sydney, as well as ticket and video lottery sales.

Payable to the Province

At March 31, 2013, NSPLCC had a payable to the Province in the amount of $54.9 million (2012 - $55.6 million).

Special Payments to Government Departments

NSPLCC is obligated to make direct payments annually to three provincial government departments: the Department of Communities, Culture and Heritage (in support of the Cultural Federation of Nova Scotia), the Department of Agriculture (in support of the Exhibition Association of Nova Scotia), and the Department of Health and Wellness (in support of Sport Nova Scotia). These payments totaled $0.2 million (2012 - $0.2 million).

Additionally, as part of its Gaming Strategy, the Province approved a contribution of $3.0 million to the Department of Health and Wellness in 2013 (2012 - $3.0 million) to fund problem gambling treatment.

Schedule 6

Government Business Enterprises

(continued) As at March 31, 2013

($ thousands)

Nova Scotia Provincial Lotteries and Casino Corporation (continued)

Gambling Awareness Foundation Contribution

Video Lottery (VL) retailers in Nova Scotia have agreed, under the terms of their agreements with Atlantic Lottery Corporation Inc., to contribute 1.0 per cent of their VL commission to the Gambling Awareness Foundation of Nova Scotia. NSPLCC has agreed to contribute an amount equal to all contributions made by the VL retailers. At March 31, 2013, NSPLCC had a payable to the Gambling Awareness Foundation in the amount of $38.0 thousand (2012 - $45.0 thousand).

Harness Racing Fund Contribution

NSPLCC annually contributes to the Nova Scotia Harness Racing Fund, pursuant to the Nova Scotia Harness Racing Fund Regulations. These contributions go towards supporting the harness racing industry in Nova Scotia. In 2013, the contribution was $1.0 million (2012 - $1.0 million). The 2014 approved budget for this item is $1.0 million.

Due to Atlantic Gaming Equipment

At March 31, 2013, the amount due to Atlantic Gaming Equipment Limited was $48.9 million (2012 - $16.5 million). This liability represents a portion of Atlantic Lottery Corporation Inc.’s (ALC) debt used in the acquisition of property, plant and equipment operated on behalf of NSPLCC. All amounts are payable by ALC and are due on or before August 2016. The debt is based on variable interest rates ranging from 1.34 to 2.58 per cent. The aggregate maturity of long-term debt for the years subsequent to March 31, 2013 is approximately as follows: 2014 - $17.2 million, 2015 - $9.9 million; 2016 - $7.8 million; and 2017 - $4.7 million. Included in interest expense is $0.8 million (2012 - $0.7 million) relating to long-term debt.

Queen Elizabeth II Health Sciences Centre Auxiliary

The Queen Elizabeth II Health Sciences Centre Auxiliary, operating as Partners for Care, is a volunteer based non-profit, charitable organization. The primary objective of Partners for Care is to generate revenue for Capital District Health Authority (CDHA) through parking and retail services, rental activities, and other special projects that generally take place within the hospital premises. Partners for Care was identified and consolidated as a government business enterprise by CDHA.

Receivable from Capital District Health Authority

At March 31, 2013, Partners for Care had a receivable from CDHA in the amount of $1.3 million (2012 - payable to CDHA in the amount of $2.7 million).

Capital Lease

At March 31, 2013, Partners for Care had a current obligation under capital lease of $23.0 thousand (2012 - $62.0 thousand) and long-term obligation under capital lease of $nil (2012 - $23.0 thousand).

Transfers to Capital District Health Authority

Transfers to CDHA totaled $nil in 2013 (2012 - $5.1 million).

Schedule 7

Tangible Capital Assets

As at March 31, 2013

($ thousands)

	2013						2012
	Land	Buildings and Land Improvements	Machinery, Computers and Equipment	Vehicles and Ferries	Roads, Bridges and Highways	Total	Total
Costs
Opening Costs	800,385	4,503,880	1,365,571	137,826	2,147,183	8,954,845	8,382,500
Transfers	(10)	11,343	(11,380)	47	—	—	(1,341)
Additions	152,685	179,093	103,696	15,911	239,477	690,862	611,179
Disposals	(2,228)	(81,657)	(35,060)	(4,145)	—	(123,090)	(37,493)

Closing Costs	950,832	4,612,659	1,422,827	149,639	2,386,660	9,522,617	8,954,845

Accumulated Amortization
Opening Accumulated Amortization	—	(1,849,889)	(988,802)	(82,815)	(911,124)	(3,832,630)	(3,505,576)
Transfers	—	(6,684)	6,684	—	—	—	(189)
Disposals	—	54,864	34,284	3,945	—	93,093	35,577
Amortization Expense	—	(137,089)	(88,876)	(12,605)	(144,328)	(382,898)	(362,442)

Closing Accumulated Amortization	—	(1,938,798)	(1,036,710)	(91,475)	(1,055,452)	(4,122,435)	(3,832,630)

Net Book Value	950,832	2,673,861	386,117	58,164	1,331,208	5,400,182	5,122,215

Opening Balance	800,385	2,653,991	376,769	55,011	1,236,059	5,122,215	4,876,924
Closing Balance	950,832	2,673,861	386,117	58,164	1,331,208	5,400,182	5,122,215

Increase in Net Book Value	150,447	19,870	9,348	3,153	95,149	277,967	245,291

Schedule 7

Tangible Capital Assets

(continued) As at March 31, 2013

($ thousands)

Amortization is calculated on a declining balance basis for most assets of the General Revenue Fund. The amortization percentages of the more common tangible capital assets are as follows:

Buildings and Land Improvements	5-30 per cent
Machinery, Computers and Equipment	15-50 per cent
Vehicles and Ferries	15-35 per cent
Roads, Bridges and Highways	5-15 per cent

Capital leases are amortized on a straight-line basis over the length of each lease (3-25 years).

Amortization is generally calculated on a straight-line basis for assets of the governmental units. The estimated useful lives of the more common tangible capital assets are as follows:

Buildings (including Leasehold Improvements) and Land Improvements	5-50 years
Machinery, Computers and Equipment	2-50 years
Vehicles and Ferries	3-7 years

Capital leases are amortized on a straight-line basis, generally 5-45 years.

Social Housing assets are included in Buildings and Land Improvements and relate to the Nova Scotia Housing Development Corporation. These assets are amortized using the straight-line method. The net book value of these assets is $339,563 (2012 - $346,628).

Included in the closing costs of the various classes as at March 31, 2013, are costs for assets under construction, which have not yet been amortized. These costs relate to buildings and land improvements of $178,811, machinery, computers and equipment of $30,813, vehicles and ferries of $17,643, and roads, bridges and highways of $55,777.

Capital leases are included in the various classes as at March 31, 2013 as follows: buildings and land improvements - cost of $452,560, accumulated amortization of $284,525; machinery, computers and equipment - cost of $41,453, accumulated amortization of $39,700; and vehicles and ferries - cost of $17,514, accumulated amortization of $11,103.

Schedule 8

Direct Guarantees

As at March 31, 2013

($ thousands)

	Authorized 2013	Utilized 2013	Utilized 2012
			(as restated)

Bank Loans
Department of Education - Student Loan Program	9,977	9,977	15,449
Nova Scotia Business Inc.	1,050	300	300
Nova Scotia Jobs Fund Act	64,550	45,749	39,931

Total Bank Loan Guarantees	75,577	56,026	55,680

Mortgages
Housing Development Corporation Act	8,774	8,774	9,143
Housing Development Corporation Act - CMHC Indemnities	78,457	78,457	87,213
Provincial Finance Act	8	8	18

Total Mortgage Guarantees	87,239	87,239	96,374

Total Direct Guarantees	162,816	143,265	152,054

Less: Provision for Guarantee Payout
Department of Education - Student Loan Program		(1,776)	(3,191)
Housing Development Corporation Act		(11,981)	(10,385)
Nova Scotia Business Inc.		(300)	(300)
Nova Scotia Jobs Fund Act		(6,275)	(5,275)

		(20,332)	(19,151)

Less: Provision for Student Debt Reduction Program
Department of Education - Student Loan Program		(3,742)	(3,950)

Net Direct Guarantees		119,191	128,953

(Not provided for in these Consolidated Financial Statements)

Schedule 9

Segment Reporting

As at March 31, 2013

Segment reporting is designed to assist users in identifying the resources allocated to support the major activities of government and to better understand the performance of segments.

The following schedules provide segment information for the 2013 and 2012 fiscal years. Segment results represent the activities of that segment and include any inter-segment transactions. Inter-segment eliminations are shown in a separate column. The Province has determined that the following segments represent the major activities of government.

Health

The provision of such services and institutions to the public that will lead to a higher state of personal health.

Education

The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives. This includes: Primary to Grade 12, post-secondary and advanced education, as well as labour support.

Infrastructure & Public Works

The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.

Social Services

The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.

Natural Resources & Economic Development

The provision for the maintenance and upkeep, efficient extraction, processing, and utilization of the natural attributes of the province with the aim of creating employment and contributing to the material well-being of residents.

Other Government

Revenues and expenses that relate to activities that are not identified as a separate segment or cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities. This includes certain items from the General Revenue Fund such as general tax revenues, sinking fund earnings, debt servicing costs, and the pension valuation adjustment.

Schedule 9

Segment Reporting

For the fiscal year ended March 31, 2013

($ thousands)

					Infrastructure &
	Health		Education		Public Works		Social Services
	2013	2012	2013	2012	2013	2012	2013	2012
		(as restated)		(as restated)		(as restated)		(as restated)
Revenue
Provincial Sources
Tax Revenue	206,287	208,631	—	—	243,446	250,186	—	—
Other Provincial Revenue	401,594	367,240	433,991	410,457	14,303	17,641	107,725	32,730
Net Income from GBEs	955	(721)	—	—	13,596	13,415	—	—
Investment Income	2,747	2,311	5,087	4,595	—	—	27,024	30,209
Federal Sources	855,136	828,896	268,099	271,252	27,574	30,140	267,508	350,281

Total Revenue	1,466,719	1,406,357	707,177	686,304	298,919	311,382	402,257	413,220

Expenses
Grants and Subsidies	1,658,973	1,574,702	641,547	644,440	459	15,775	810,472	806,920
Salaries and Employee Benefits	1,633,886	1,591,075	1,150,897	1,171,954	123,882	122,188	155,815	147,793
Operating Goods and Services	714,428	688,051	325,341	336,805	107,026	93,137	82,215	104,497
Professional Services	96,270	83,159	28,214	27,778	18,166	20,251	3,432	1,222
Amortization	98,214	96,802	76,290	73,938	169,487	157,221	19,245	18,176
Debt Servicing Costs	17,348	17,106	11,044	11,688	—	—	45,571	43,683
Other	1	2	—	—	—	—	—	—

Total Expenses	4,219,120	4,050,897	2,233,333	2,266,603	419,020	408,572	1,116,750	1,122,291

Segment Result	(2,752,401)	(2,644,540)	(1,526,156)	(1,580,299)	(120,101)	(97,190)	(714,493)	(709,071)

Schedule 9

Segment Reporting

For the fiscal year ended March 31, 2013

($ thousands)

	Natural Resources &		Other		Inter-Segment
	Economic Development		Government		Eliminations		Total
	2013	2012	2013	2012	2013	2012	2013	2012
		(as restated)		(as restated)				(as restated)
Revenue
Provincial Sources
Tax Revenue	363	415	4,451,698	4,192,826	—	—	4,901,794	4,652,058
Other Provincial Revenue	142,865	266,715	424,011	382,412	(133,855)	(113,092)	1,390,634	1,364,103
Net Income from GBEs	—	—	337,546	356,676	—	—	352,097	369,370
Investment Income	9,818	11,006	184,733	186,440	(34,834)	(39,097)	194,575	195,464
Federal Sources	167,617	207,251	1,676,831	1,491,474	—	—	3,262,765	3,179,294

Total Revenue	320,663	485,387	7,074,819	6,609,828	(168,689)	(152,189)	10,101,865	9,760,289

Expenses
Grants and Subsidies	200,353	151,373	399,641	378,258	963	(5,651)	3,712,408	3,565,817
Salaries and Employee Benefits	140,122	149,917	446,979	366,295	(102,711)	(81,103)	3,548,870	3,468,119
Operating Goods and Services	136,432	129,184	116,624	104,834	(8,703)	(4,424)	1,473,363	1,452,084
Professional Services	21,426	20,335	166,126	153,914	(705)	(655)	332,929	306,004
Amortization	5,721	5,904	13,941	10,401	—	—	382,898	362,442
Debt Servicing Costs	6,718	8,788	898,035	840,660	(57,232)	(58,927)	921,484	862,998
Other	32,704	2,792	—	449	(301)	(1,429)	32,404	1,814

Total Expenses	543,476	468,293	2,041,346	1,854,811	(168,689)	(152,189)	10,404,356	10,019,278

Segment Result	(222,813)	17,094	5,033,473	4,755,017	—	—	(302,491)	(258,989)

Schedule 10

Government Reporting Entity

As at March 31, 2013

The government reporting entity is comprised of the province’s departments and public service units (General Revenue Fund) as well as the following governmental units, government business enterprises, and a proportionate share of government partnership arrangements:

Governmental Units

(Consolidation Method)

Acadia Coal Company Limited Fund	Nova Scotia Harness Racing Fund
Annapolis Valley District Health Authority	Nova Scotia Health Research Foundation
Annapolis Valley Regional School Board	Nova Scotia Housing Development Corporation
Art Gallery of Nova Scotia	Cape Breton Island Housing Authority
Arts Nova Scotia	Cobequid Housing Authority
Bioscience Enterprise Centre Incorporated (inactive)	Eastern Mainland Housing Authority
Cape Breton District Health Authority	Metropolitan Regional Housing Authority
Cape Breton Victoria Regional School Board	Western Regional Housing Authority
Capital District Health Authority	Nova Scotia Innovation Corporation
Check Inns Limited (inactive)	1402998 Nova Scotia Limited
Chignecto-Central Regional School Board	3087532 Nova Scotia Limited
Coal Research Agreement Fund	Nova Scotia Jobs Fund
Colchester East Hants Health Authority	Nova Scotia Lands Inc.
Conseil scolaire acadien provincial	Nova Scotia Legal Aid Commission
CorFor Capital Repairs and Replacements Fund	Nova Scotia Market Development Initiative Fund
Creative Nova Scotia Leadership Council	Nova Scotia Municipal Finance Corporation
Crown Land Mine Remediation Fund	Nova Scotia Nominee Program Fund
Crown Land Silviculture Fund	Nova Scotia Pension Agency
Cumberland Health Authority	Nova Scotia Power Finance Corporation
Democracy 250 (inactive)	Nova Scotia Primary Forest Products Marketing Board
Film and Creative Industries Nova Scotia	Nova Scotia School Boards Association (1)
Gambling Awareness Foundation of Nova Scotia	Nova Scotia School Insurance Exchange (2)
Gaming Addiction Treatment Trust Fund	Nova Scotia School Insurance Program Association (2)
Guysborough Antigonish Strait Health Authority	Nova Scotia Sportfish Habitat Fund
Habitat Conservation Fund	Nova Scotia Strategic Opportunities Fund Incorporated
Halifax Regional School Board	Nova Scotia Tourism Agency
Harbourside Commercial Park Inc.	Nova Scotia Utility and Review Board
Sydney Utilities Limited	Off-Highway Vehicle Infrastructure Fund
Izaak Walton Killam Health Centre	P3 Schools Capital and Technology Refresh Fund (3)
Law Reform Commission	Pengrowth Nova Scotia Energy Scholarship Fund
Muggah Creek Remediation Fund	Perennia Food and Agriculture Incorporated
Nova Scotia Arts Council (inactive)	Pictou County Health Authority
Nova Scotia Blueberry Institute Fund	Provincial Drug Distribution Program
Nova Scotia Business Inc.	Public Archives of Nova Scotia
Nova Scotia Community College	Public Debt Management Fund
Nova Scotia Community College Foundation	Renova Scotia Bioenergy Inc.
Nova Scotia Coordinate Referencing System Trust Fund	Resource Recovery Fund Board Inc.
Nova Scotia Crop and Livestock Insurance Commission	Rockingham Terminal Incorporated (inactive)
Nova Scotia E911 Cost Recovery Fund	Schooner Bluenose Foundation
Nova Scotia Environmental Trust	Scotia Learning Technology Refresh Fund
Nova Scotia Farm Loan Board	Sherbrooke Restoration Commission
Nova Scotia Fisheries and Aquaculture Loan Board	South Shore District Health Authority
Nova Scotia Government Acadian Bursary Program Fund	South Shore Regional School Board

Schedule 10

Government Reporting Entity (continued)

As at March 31, 2013

Governmental Units (continued)	Government Business Enterprises
(Consolidation Method)	(Modified Equity Method)

South West Nova District Health Authority	Halifax-Dartmouth Bridge Commission
Species-at-risk Conservation Fund	Highway 104 Western Alignment Corporation
Strait Regional School Board	Nova Scotia Liquor Corporation
Sustainable Forestry Fund	Nova Scotia Provincial Lotteries and Casino Corporation
Sydney Environmental Resources Limited	Atlantic Lottery Corporation (25% ownership)
(inactive) Sydney Steel Corporation	Interprovincial Lottery Corporation
Sydney Tar Ponds Agency	(10% ownership)
Sysco Decommissioning	Nova Scotia Gaming Equipment Limited
Fund Trade Centre Limited	Queen Elizabeth II Health Sciences Centre Auxiliary
Tri-County Regional School Board
Upper Clements Family Theme Park Limited
(inactive) Vive l’Acadie Community Fund	Government Partnership Arrangements
Waterfront Development Corporation Limited	(Proportionate Consolidation Method)
3104102 Nova Scotia Limited
Waycobah School Assistance Fund	Atlantic Provinces Special Education Authority
3052155 Nova Scotia Limited	(approximately 55% share)
Canada-Nova Scotia Offshore Petroleum Board
(50% share)
Canadian Sports Centre Atlantic
(approximately 14% share)
Council of Atlantic Premiers
(approximately 46% share)

(1) – Entity is a partnership controlled by the eight school boards.

(2) – Entity is a partnership controlled by the eight school boards and the Nova Scotia Community College.

(3) – This includes all refresh funds related to P3 schools.